       As filed with the Securities and Exchange Commission on May 6, 2004

                                                     Registration No. 333-113866
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                          Del Global Technologies Corp.
             (Exact name of registrant as specified in its charter)

               New York                                        13-1784308
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                          Identification Number)

                                One Commerce Park
                            Valhalla, New York 10595
                                 (914) 686-3600
                            ------------------------
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               Walter F. Schneider
                             Chief Executive Officer
                          Del Global Technologies Corp.
                                One Commerce Park
                            Valhalla, New York 10595
                                 (914) 686-3600
                    ----------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       -----------------------------------
                                   Copies to:
                              Steven Wolosky, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                    ----------------------------------------

            APPROXIMATE  DATE OF  COMMENCEMENT  OF PROPOSED  SALE TO THE PUBLIC:
From time to time after this Registration  Statement becomes  effective.

            If the only  securities  being  registered  on this  Form are  being offered pursuant to dividend or interest  reinvestment  plans,  please check the following box. / /

            If any of the  securities  being  registered  on this Form are to be offered  on a  delayed  or  continuous  basis  pursuant  to Rule 415  under  the
Securities Act of 1933,  other than  securities  offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

            If this  Form is  filed to  register  additional  securities  for an offering  pursuant to Rule 462(b)  under the  Securities  Act,  please check the following box and list the Securities Act  registration  statement number of the earlier effective registration statement for the same offering. / /

            If this Form is a  post-effective  amendment  filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities
Act  registration   statement  number  of  the  earlier  effective  registration statement for the same offering. / /

            If delivery  of the  prospectus  is expected to be made  pursuant to
Rule 434, please check the following box. / /

            THE  REGISTRANT  HEREBY AMENDS THIS  REGISTRATION  STATEMENT ON SUCH
DATE OR  DATES AS MAY BE  NECESSARY  TO  DELAY  ITS  EFFECTIVE  DATE  UNTIL  THE
REGISTRANT SHALL FILE A FURTHER  AMENDMENT WHICH  SPECIFICALLY  STATES THAT THIS
REGISTRATION  STATEMENT  SHALL  THEREAFTER  BECOME  EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE  REGISTRATION  STATEMENT
SHALL BECOME  EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE  COMMISSION,
ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                       2

THE  INFORMATION IN THIS  PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  WE MAY
NOT SELL  THESE  SECURITIES  UNTIL THE  REGISTRATION  STATEMENT  FILED  WITH THE
SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER
TO  SELL  THESE  SECURITIES  AND IT IS NOT  SOLICITING  AN  OFFER  TO BUY  THESE
SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED

                    SUBJECT TO COMPLETION, DATED MAY 6, 2004

                             PRELIMINARY PROSPECTUS

                        1,000,000 SHARES OF COMMON STOCK

                          DEL GLOBAL TECHNOLOGIES CORP.

            This  prospectus  relates to the issuance from time to time of up to
1,000,000  shares of our common stock  issuable  upon exercise of warrants at an initial  exercise  price of  $2.00  per  share,  that  were  issued  to  certain shareholders  in connection  with the settlement of a class action  lawsuit.  We will receive  aggregate gross proceeds of $2,000,000,  less expenses,  if all of the  warrants  are  exercised.  The  trading  symbol  for our  common  stock  is
"DGTC.PK", and "DGTCW.PK" for our warrants, all of which are traded on the "Pink
Sheets." On May 4, 2004, the last sale price reported on the Pink Sheets for our common stock was $2.07, and $0.60 for our warrants.

                             -----------------------

            INVESTING  IN OUR COMMON STOCK  INVOLVES A HIGH DEGREE OF RISK.  YOU
SHOULD READ THIS ENTIRE  PROSPECTUS  CAREFULLY,  INCLUDING THE SECTION  ENTITLED
"RISK FACTORS" BEGINNING ON PAGE 6, WHICH DESCRIBES THE MATERIAL RISKS.

                             -----------------------

            NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE
SECURITIES  COMMISSION  HAS  APPROVED  OR  DISAPPROVED  OF THESE  SECURITIES  OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

            The 1,000,000  shares of common stock covered by this prospectus are issuable  upon  exercise  of  warrants  that  were  issued  in  settlement  of a shareholder lawsuit. The warrants are exercisable at a strike price of $2.00 per share, at any time after the shares underlying the warrants are registered under the Securities Act of 1933, as amended,  and qualified for sale under applicable state law, but not after March 28, 2008, the expiration date of the warrants. If our  common  stock  trades at or above  $4.00 per share for a period of ten (10)
consecutive  days,  we have the right to  repurchase  the warrants at a price of
$0.25 per share. In such case, we may exercise that right at any time thereafter by giving notice to the warrant holders that they have a thirty (30) day period, to exercise their warrants,  failing which,  we will purchase the warrants.  The shares of common stock may be sold upon  exercise of the  warrants  from time to time by the holders,  and persons exercising the warrants may engage a broker or dealer to sell the shares they  receive.  We have no current plan  regarding the resale of the common stock covered by this  prospectus  and have no current plan to use brokers or dealers to  redistribute  stock  issued  upon  exercise of the warrants. We will bear all costs relating to the registration of the shares.

                  THE DATE OF THIS PROSPECTUS IS MAY ___, 2004.

                                TABLE OF CONTENTS

            YOU  SHOULD  RELY  ONLY  ON  THE   INFORMATION   CONTAINED  IN  THIS
PROSPECTUS.  WE HAVE NOT  AUTHORIZED  ANYONE  TO  PROVIDE  YOU WITH  INFORMATION
DIFFERENT  FROM THAT WHICH IS CONTAINED IN THIS  PROSPECTUS.  WE ARE OFFERING TO
ISSUE  SHARES OF OUR COMMON STOCK ONLY IN  JURISDICTIONS  WHERE THESE OFFERS ARE
PERMITTED.  THE INFORMATION  CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF
THE  DATE  OF THIS  PROSPECTUS,  REGARDLESS  OF THE  TIME  OF  DELIVERY  OF THIS
PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                                       i

                               PROSPECTUS SUMMARY

            THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS
PROSPECTUS.  BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION
YOU SHOULD  CONSIDER BEFORE  INVESTING IN OUR COMMON STOCK.  YOU SHOULD READ THE
ENTIRE  PROSPECTUS  CAREFULLY,  INCLUDING  THE  INFORMATION  SET FORTH UNDER THE
HEADING "RISK  FACTORS" AND THE  INFORMATION  INCORPORATED  BY REFERENCE IN THIS
PROSPECTUS BEFORE MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK.  UNLESS
OTHERWISE  SPECIFICALLY  INDICATED,  "COMPANY,"  "WE,"  "OUR,"  "OURS," AND "US"
REFERS TO DEL GLOBAL TECHNOLOGIES CORP. AND ITS CONSOLIDATED SUBSIDIARIES.

OUR BUSINESS

            Del  Global  Technologies   Corp.,  a  New  York  corporation,   was
incorporated in 1954. We are a leader in developing, manufacturing and marketing medical  imaging  equipment  and  power  conversion  subsystems  and  components worldwide.  Our products  include  stationary  and portable  medical  diagnostic imaging  equipment;  high voltage  power  systems;  and  electronic  systems and components such as electronic filters, transformers and capacitors. Historically we have grown internally and through acquisitions.

            We have two operating  segments,  Medical  Systems  Group, a medical imaging and  diagnostic  systems  manufacturer  and Power  Conversion  Group,  a manufacturer  of high voltage  power  conversion  systems and noise  suppression components.  In addition, we have a third reporting segment, other, comprised of certain corporate expenses.

            Our Medical Systems Group designs,  manufactures,  markets and sells medical  imaging and  diagnostic  systems  consisting of stationary and portable imaging systems,  radiographic/ fluoroscopic systems, dental imaging systems and mammography  systems.  For the fiscal year ended August 3, 2003, or fiscal 2003, our Medical Systems Group segment represented approximately 57% of our revenues.
For the six months ended  January 31, 2004,  our Medical  Systems  Group segment represented  approximately 73% of our revenues.  For fiscal 2003 and for the six months ended January 31, 2004, approximately 53% and 67%, respectively,  of this segment's revenues are attributed to our Italian subsidiary, Villa Sistemi.

            Our Power Conversion Group designs, manufactures,  markets and sells
high  voltage  power  conversion   systems  and  electronic  noise   suppression
components for a variety of applications.  For fiscal 2003, our Power Conversion
Group segment represented  approximately 43% of our revenues. For the six months
ended  January  31,  2004,  our  Power  Conversion  Group  segment   represented
approximately 27% of our revenues.

HISTORICAL INFORMATION AND RECENT DEVELOPMENTS

            o    NET LOSS FOR THE SECOND  FISCAL  QUARTER  AND SIX MONTHS  ENDED
                 JANUARY 31, 2004, WRITE-OFF OF GOODWILL,  REDUCTION OF DEFERRED
                 TAX ASSETS. On March 15, 2004, we filed our Quarterly Report on
                 Form 10-Q for the second  quarter  ended  January 31, 2004.  We reported  net  losses of $12.4  million  or $1.20 per share and
                 $13.0 million or $1.25 per share, respectively,  for the second quarter and six months ended  January 31, 2004.  We can give no assurance that we will generate  sufficient revenues to operate profitably in the future. In addition, in the second quarter of fiscal 2004, we wrote off $1,328,000 of goodwill related to our
                 Del High  Voltage  division  due to  continuing  losses at this division.  Also,  based on an evaluation  conducted in February
                 2004,  management concluded that it was prudent to increase the valuation  allowance of our deferred tax assets by $7.2 million against  both long and  short-term  deferred  tax  assets.  The valuation  allowance  recorded is the estimate of the amount of deferred  tax  assets  that  are  more  likely  than  not to go unrealized by us.

            o    DEPARTMENT  OF  DEFENSE  INVESTIGATION.   In  April  2002,  the
                 Department   of  Defense   announced  it  was   commencing   an
                 investigation of our RFI subsidiary relating to certain quality control practices at that subsidiary.  The investigation led us to  undertake  our own  internal  investigation  resulting in a complete  reengineering  of  part  of  RFI's  business  quality control  practices,  replacement  of  several  personnel  and a writedown of the value of certain inventory.  In February 2004, we reached an agreement in principle  with the U.S.  Government regarding a  settlement  with respect to the civil and criminal aspects of the Department of Defense  investigation of RFI. The potential  settlement would include the Company pleading guilty
                 to  one  criminal   count,   and  agreeing  to  pay  fines  and
                 restitution  to the U.S.  Government of $4.6 million if paid by
                 June 30, 2004 and $5.0 million if paid by  September  30, 2004.
                 We expect to work with the DOD to avoid any future  limitations on our ability to do business  with U.S.  Government  entities.
                 Such limitations  could include the U.S.  government  seeking a
                 "debarment"  or exclusion of us from doing  business  with U.S.
                 Government  entities for a period of time.  Because  management believes that it has been responsive in addressing the problems that affected RFI in the past, we believe this  settlement will not limit or interrupt our ability to service the  governmental and defense sectors of our business.  There can be no assurance that a debarment will be avoided. We can give no assurance that we will enter into a binding agreement with the U.S. Government regarding the proposed  settlement,  or that the terms will not be changed.  We will need to raise  additional  capital to fund
                 the  proposed  settlement.   We  can  give  no  assurance  that
                 additional  capital will be available to us on terms acceptable to us, or at all.

            o    RETENTION   OF  A   FINANCIAL   ADVISOR  TO  REVIEW   STRATEGIC
                 ALTERNATIVES.  We have retained Imperial Capital, an investment bank, as financial advisor to assist us in reviewing  strategic alternatives to raise additional  capital necessary to fund the proposed settlement with the U.S. Government  regarding the DOD investigation and to maximize shareholder value.

            o    VIOLATION  OF CERTAIN  COVENANTS IN OUR U.S.  REVOLVING  CREDIT
                 FACILITY.  In the second  quarter of fiscal  2004,  we breached several financial  covenants contained in our Loan and Security
                 Agreement,  dated June 10, 2002, with General  Electric Capital
                 Corporation, as amended. In March 2004, we received a waiver of such default  from General  Electric  Capital  Corporation  and signed a Fourth  Amendment to the Loan and Security  Agreement.
                 This Fourth Amendment  includes  revisions to various financial covenants.  In  addition,  the  expiration  date of the  credit facility  was changed  from June 10, 2005 to December 31, 2004.
                 If we fail to comply with the loan covenants in the future, our lender could accelerate the entire amount outstanding under our credit facility. No assurance can be given that we will be able to comply with the revised loan covenants in the future.

            o    SEC ENFORCEMENT ACTION AND CONSENT DECREE. In December 2000, we
                 were the  subject  of an SEC  investigation  regarding  certain accounting  irregularities  in  financial  statements  filed by previous  management.  In  December  2003,  we signed a consent decree  with the SEC to settle  outstanding  claims  against us related  to the  investigation.  The  terms  of the  settlement include a  previously  announced  penalty  of  $400,000  and an
                 injunction   against  future   violations  of  the  anti-fraud,
                 periodic  reporting,  books and records and internal accounting
                 control   provisions  of  the  federal   securities  laws.  The
                 settlement is subject to, among other things, final approval by the SEC and court approval. There can be no assurance that this settlement  will receive final SEC approval and court approval, or that the terms will not be changed.

            o    CLASS ACTION SHAREHOLDER  LITIGATION AND SETTLEMENT.  Following
                 our November 2000  announcement  that we would delay the filing of our  Annual  Report  on Form  10-K,  our  common  stock  was delisted  from  the  Nasdaq  National  Market  and we were  the subject of a class action shareholder  litigation.  The lawsuit
                 alleged,   among  other   things,   violation  of  the  federal
                 securities laws and sought to recover money damages. We settled the shareholder litigation on January 29, 2002. Under the terms of the settlement, we issued to the plaintiffs:

                 *    a $2 million global  subordinated note due March 2007 with interest that accrues at 6% per annum;

                 *    2.5 million shares of our common stock; and

                 *    1 million  warrants to purchase our common stock at $2 per share.

                 The  Registration  Statement of which this prospectus is a part covers the  issuance of one million  shares of our common stock underlying the warrants.

            o    SHAREHOLDER  LITIGATION  REGARDING  REGISTRATION  OF THE COMMON
                 STOCK  UNDERLYING  WARRANTS.  On February 6, 2004, a motion for summary judgment to enforce a settlement agreement entered into by the Company in January, 2002, related to a class action suit filed  against  the  Company,  was filed in the  United  States
                 District Court,  Southern District of New York by Philip Maley,
                 Gene Waters and Patsy Waters,  on behalf of themselves  and all others  similarly  situated.  The  motion  seeks an  order  and judgment that the Company has breached the settlement agreement and seeks  damages in the amount of  $1,250,000,  together with interest, costs and disbursements,  and a declaration declaring that promissory  notes, in the aggregate  amount of $2,000,000, which were part of the settlement  funds,  are  immediately due and payable,  as the value of damages suffered by the Class due to the Company's  failure to register with the  Securities  and
                 Exchange  Commission  shares  of  the  Company's  common  stock underlying the 1,000,000  warrants  issued in settlement of the action.  On March 5, 2004, the Company filed opposition  papers to this motion  setting forth  procedural,  legal,  and factual arguments  in  opposition  to the  motion.  On March 19,  2004,

                 plaintiffs filed reply papers to the motion.  The motion is now fully  submitted  to the Court.  The  Company has now filed the registration  statement, of which this prospectus is a part, to register the shares of the  Company's  common stock  underlying the warrants at issue.  The Company believes that the motion is without  merit and intends to  vigorously  defend this  matter.
                 There can be no  assurances  however  that the Company  will be successful in defending this motion.

            o    LAWSUIT  AGAINST  FORMER CEO.  After the 2003 annual meeting of shareholders,  the board of  directors  reviewed the "change of control"  provisions in the  employment  agreement  between the
                 Company and the former CEO,  Samuel  Park.  As a result of this
                 review,   the  board  of  directors  has  determined   that  no
                 obligation  to pay amounts  totaling up to $1.8  million upon a change of control has been triggered.  After his departure from the  Company,  we  received a letter  from Mr.  Park's  counsel demanding  payment  of  certain  sums and  other  consideration pursuant to Mr. Park's  employment  agreement,  including these change of control  payments.  On November 17, 2003,  we filed a complaint against Mr. Park seeking a declaratory  judgment that no change of control payment was or is due to Mr. Park and that an amendment to Mr. Park's employment agreement,  which relates to advancement and  reimbursement of legal fees, is invalid and unenforceable.  Mr. Park  answered the  complaint  and asserted counterclaims  seeking  payment  from us based on his  position that a "change of control"  occurred in June 2003.  Mr. Park is also seeking other  consideration  he believes he is owed under his  employment  agreement.  We  filed  a reply  to Mr.  Park's counterclaims  denying  that  he is  entitled  to any of  these payments.  If paid in a lump  sum,  these  payments  may have a material adverse impact on our liquidity. It is not possible to predict the outcome of these claims.

HOW TO CONTACT US

            Our principal  executive  offices are located at One Commerce  Park,
Valhalla,  New York, 10595, and our telephone number is (914) 686-3600.  Our web site address is www.delglobal.com.  Information contained on our web site is not intended to be a part of this  prospectus and is not  incorporated  by reference into this prospectus.

THE OFFERING

--------------------------------------------------------------------------------
SECURITIES OFFERED:                             Up to 1,000,000 shares of common
                                                stock  issuable upon exercise of
                                                warrants, at an initial price of
                                                $2.00 per share,  that we issued
                                                to   certain   shareholders   in
                                                connection  with the  settlement
                                                of a class action lawsuit.

COMMON STOCK OUTSTANDING AFTER OFFERING:        11,335,048   shares,   based  on
                                                10,335,048 shares outstanding as
                                                of April 30,  2004 and  assuming
                                                exercise of all the warrants.

PROCEEDS:                                       We   expect   to  use   the  net
                                                proceeds   for    repayment   of
                                                amounts  outstanding  under  our
                                                U.S.  revolving  credit facility
                                                with  General  Electric  Capital
                                                Corporation.

PINK SHEETS SYMBOLS:

Common Stock                                    DGTC.PK

Warrants                                        DGTCW.PK

                                  RISK FACTORS

            EXERCISING  YOUR WARRANT AND INVESTING IN OUR COMMON STOCK ENTAILS A
HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY  CONSIDER THE RISKS AND  UNCERTAINTIES
DESCRIBED  BELOW AND  ELSEWHERE IN THIS  PROSPECTUS  BEFORE MAKING AN INVESTMENT
DECISION.  ADDITIONAL RISKS AND  UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT
WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.  IF ANY OF
THE FOLLOWING  RISKS OR  UNCERTAINTIES  OCCUR,  OUR BUSINESS  COULD BE ADVERSELY
AFFECTED.  IN THIS EVENT,  THE PRICE OF OUR COMMON  STOCK COULD  DECLINE AND YOU
COULD LOSE PART OR ALL OF YOUR INVESTMENT.

RISKS  RELATED TO OUR PAST FAILURE TO COMPLY WITH THE UNITED  STATES  SECURITIES
LAWS AND OTHER INVESTIGATIONS AND LITIGATION

OUR FAILURE TO RECEIVE SEC APPROVAL AND COURT  APPROVAL OF THE  SETTLEMENT OF AN
ENFORCEMENT ACTION COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

            On December 11, 2000,  the Division of Enforcement of the SEC issued a formal Order Directing Private Investigation, designating SEC officers to take testimony and requiring the production of certain documents,  in connection with matters  giving  rise to the need to restate  our  previously  issued  financial statements,  specifically  for the fiscal  years 1997 through 1999 and the first three quarters of fiscal 2000.

            In December  2003, we signed a consent  decree with the Staff of the
SEC to settle the SEC's claims against us. The settlement  includes a penalty of
$400,000,  and issuance of an  injunction  against any future  violations of the antifraud, periodic reporting, books and records and internal accounting control provisions of the federal  securities laws. The settlement will require approval by the SEC and by the appropriate U.S.  District Court. We can give no assurance that this settlement will be approved by either the SEC or the appropriate  U.S.
District Court,  or that the terms will not be changed.  If this settlement does not receive final SEC approval and court approval,  or the terms are changed, we may incur substantial additional penalties and fines.

            Previously, we had reached an agreement in principle with the SEC on these settlement  terms,  which management  believed provided a reasonable basis for estimating the financial impact of this SEC  investigation,  As a result, we recorded a charge of $685,000 in the fourth  quarter of fiscal year 2002 related to the  agreement in principle  with the SEC staff,  which  includes  associated legal costs.

WE MAY NOT BE ABLE TO RAISE THE  ADDITIONAL  CAPITAL NEEDED TO FUND THE PROPOSED
SETTLEMENT  WITH THE U.S.  GOVERNMENT  WITH  RESPECT  TO THE CIVIL AND  CRIMINAL
ASPECTS OF THE  DEPARTMENT OF DEFENSE  INVESTIGATION  OF OUR RFI  SUBSIDIARY AND
SUCH PROPOSED SETTLEMENT MAY RESULT IN THE LOSS OF BUSINESS.

            On March 8, 2002, our subsidiary,  RFI, part of our Power Conversion
Group segment,  was served with a subpoena by the U.S.  Attorney for the Eastern
District of New York in connection  with an  investigation  by the Department of
Defense.  RFI  supplies  electromagnetic  interference  suppression  filters for defense and  communications  applications.  RFI's total  business  accounted for approximately $12 million of our revenues in each of fiscal 2003 and fiscal 2002 and approximately $6.5 million for the six months ended January 31, 2004.

            In June 2003, we were advised that the U.S. Government is willing to enter into  negotiations  regarding a  comprehensive  settlement  of the ongoing
Department of Defense investigation of RFI. Prior to the preliminary discussions with the U.S. Government in June 2003, we had no basis to estimate the financial impact of this investigation.  Based on preliminary  settlement discussions with the U.S.  Government,  discussions  with our legal  advisors,  consideration  of settlements  reached by other  parties in  investigations  of this  nature,  and consideration  of our  capital  resources,  management  had  then  developed  an estimate  of the  low  end of  the  potential  range  of the  financial  impact.
Accordingly,  during the third  quarter of fiscal 2003,  we recorded a charge of
$2,347,000, which represents our estimate of the low end of a range of potential fines and legal and professional fees. In February 2004, we reached an agreement in principle with the U.S. Government regarding a settlement with respect to the civil and criminal  aspects of the Department of Defense  investigation  of RFI.
The  proposed  settlement  would  include  the  Company  pleading  guilty to one criminal count and agreeing to pay fines and restitution to the U.S.  Government of $4.6  million if paid by June 30, 2004 and $5.0  million if paid by September
30, 2004. We can give no assurance  that we will enter into a binding  agreement with the U.S. Government  regarding the proposed  settlement,  or that the terms will not be  changed.  We will  need to  raise  additional  capital  to fund the proposed  settlement.  We can give no assurance that additional  capital will be available to us on terms acceptable to us, or at all. We expect to work with the
DOD to avoid any future  limitations  on our  ability to do  business  with U.S.
Government entities.  Such limitations could include the U.S. Government seeking a  "debarment"  or  exclusion  of us from doing  business  with U.S.  Government entities for a period of time.  There can be no assurance  that a debarment will be avoided.

OUR COMMON STOCK HAS BEEN  DELISTED  FROM THE NASDAQ  NATIONAL  MARKET WHICH MAY
IMPACT YOUR LIQUIDITY AND WE CANNOT PREDICT WHEN OR IF EVER IT WILL BE LISTED ON
ANY NATIONAL SECURITIES EXCHANGE.

            Our common stock was suspended  from trading on the Nasdaq  National
Market in December  2000.  Current  pricing  information on our common stock has been available in the "pink sheets" published by National Quotation Bureau, LLC.
The  "pink  sheets"  is an  over-the-counter  market  which  generally  provides significantly  less liquidity  than  established  stock  exchanges or the Nasdaq
National  Market,  and quotes for stocks  included in the "pink  sheets" are not listed in the financial sections of newspapers. Therefore, prices for securities traded solely in the "pink sheets" may be difficult to obtain,  and shareholders may find it difficult to resell their shares. In order to be re-listed,  we will need to meet certain  listing  requirements.  There can be no assurance  that we will be able to meet these listing requirements.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF NET LOSSES;  WE HAVE RECENTLY TAKEN A WRITE-OFF OF GOODWILL
AND A REDUCTION OF OUR DEFERRED TAX ASSETS.

            We have a history of net  losses.  We  recorded  net losses of $15.0 million  or $1.45 per share for fiscal  2003 and net losses of $12.4  million or
$1.20 per share and $13.0  million  or $1.25 per  share,  respectively,  for the second  quarter and six months ended  January 31, 2004. We can give no assurance that we will generate  sufficient  revenues to operate profitably in the future.
In addition,  in the second  quarter of fiscal 2004, we wrote off  $1,328,000 of goodwill  related to our Del High Voltage  division due to continuing  losses at this  division.  Also,  based  on an  evaluation  conducted  in  February  2004, management  concluded that it was prudent to increase the valuation allowance of our  deferred  tax  assets by $7.2  million  against  both  long and  short-term deferred tax assets.  The  valuation  allowance  recorded is the estimate of the amount of deferred tax assets that are more likely than not to go  unrealized by
us.

WE HAVE  RECENTLY BEEN IN VIOLATION OF CERTAIN  COVENANTS IN OUR U.S.  REVOLVING
CREDIT  FFACILITY AND CANNOT  GUARANTEE  THAT WE WILL MAINTAIN  COMPLIANCE  WITH
THESE OR OTHER COVENANTS WHICH COULD RESULT IN THE IMMEDIATE ACCELERATION OF THE
FACILITY.

            In the fourth  quarter of fiscal 2003,  we breached the tangible net worth financial covenants  contained in our Loan and Security  Agreement,  dated
June 10, 2002, with General Electric Capital Corporation, as amended. In October
2003,  we  received  a waiver of such  default  from  General  Electric  Capital
Corporation  and  signed  a  Third  Amendment  with  General   Electric  Capital
Corporation.  This Third Amendment  includes revisions to the tangible net worth financial covenant as well as adjustments to the other financial covenants.

            In the second  quarter of fiscal  2004,  we  breached  the  Adjusted
Earnings,  Adjusted U.S. Earnings,  Senior Debt Ratio, and Fixed Charge Coverage
Ratio  covenants  contained  in our Loan and  Security  Agreement  with  General
Electric Capital Corporation, as amended. In March 2004, we received a waiver of such default  from  General  Electric  Capital  Corporation  and signed a Fourth
Amendment  with General  Electric  Capital  Corporation.  This Fourth  Amendment
includes  revisions to various  financial  covenants and changed the  expiration date of the credit  facility from June 10, 2005 to December 31, 2004. If we fail to comply with the loan covenants in the future, our lender could accelerate the entire  amount  outstanding  under our credit  facility and  foreclose on assets securing our credit facility.  No assurance can be given that we will be able to comply with the revised loan covenants in the future.

OUR ABILITY TO SELL OUR PRODUCTS AND GROW OUR  BUSINESS  COULD BE  SIGNIFICANTLY
IMPAIRED IF WE LOSE THE SERVICES OF KEY PERSONNEL.

            Our success  depends in large part upon the  abilities of our senior management,  including  Walter F.  Schneider,  our President and Chief Executive
Officer,  and Thomas V.  Gilboy,  our Chief  Financial  Officer,  Secretary  and
Treasurer. The loss of the services of either Mr. Schneider or Mr. Gilboy or any other member of senior  management could impair our ability to sell our products and grow our  business.  Our  future  success  will  depend in large part on the continued  service of Mr. Schneider and Mr. Gilboy and their ability to lead our management  team.  Our future  success and growth also depends on our ability to continue to attract,  motivate and retain highly qualified employees,  including those with the technical, managerial, sales and marketing expertise necessary to operate our business. Competition for personnel in the medical imaging and power conversion  industry  is  intense,  and we  cannot  assure  you  that we will be successful in attracting and retaining such personnel.  Departures and additions of key  personnel  may be  disruptive  to our business and could have a material adverse effect on our financial condition and results of operations.

OUR INABILITY TO PROTECT OUR INTELLECTUAL  PROPERTY RIGHTS COULD PREVENT US FROM
SELLING OUR PRODUCTS AND HINDER OUR FINANCIAL PERFORMANCE.

            The technology and designs underlying our products are not protected by patent rights. Our future success is dependent  primarily on unpatented trade secrets and on the  innovative  skills,  technological  expertise and management abilities  of  our  employees.  Because  we do not  have  patent  rights  in our products,  our technology may not preclude or inhibit competitors from producing products that have identical performance as our products. In addition, we cannot guarantee  that any protected  trade secret could  ultimately be proven valid if challenged.  Any such challenge,  with or without merit, could be time consuming to defend,  result in costly litigation,  divert our management's  attention and resources and, if successful, require us to pay monetary damages.

WE FACE SUBSTANTIAL  COMPETITION IN OUR INDUSTRY SECTOR FROM COMPANIES THAT HAVE
GREATER  FINANCIAL,  TECHNICAL AND MARKETING  CAPABILITIES  WHICH MAY HINDER OUR
ABILITY TO COMPETE SUCCESSFULLY.

            A number of companies  have  developed,  or are expected to develop, products  that  compete  or will  compete  with  our  products.  Many  of  these competitors  offer a range of  products  in areas  other  than those in which we compete,  which  may make such  competitors  more  attractive  to  existing  and potential  customers.  In  addition,  many  of  our  competitors  and  potential competitors are larger and have greater financial resources than we do and offer a range of products broader than our products.  Some of the companies with which we now  compete or may  compete in the  future  have or may have more  extensive research,  marketing and manufacturing  capabilities and  significantly  greater technical and personnel  resources  than we do, and may be better  positioned to continue  to  improve  their  technology  in order  to  compete  in an  evolving industry.

OUR DELAY OR  INABILITY  TO OBTAIN ANY  NECESSARY  U.S.  OR  FOREIGN  REGULATORY
CLEARANCES OR APPROVALS FOR OUR PRODUCTS COULD HARM OUR BUSINESS AND PROSPECTS.

            Our  medical  imaging  products,   with  the  exception  of  certain
veterinary lines, are the subject of a high level of regulatory  oversight.  Any delay in our obtaining or our inability to obtain any necessary  U.S. or foreign regulatory  approvals  for new products  could harm our business and  prospects.
There is a limited risk that any approvals or clearances,  once obtained, may be withdrawn  or modified  which could  create  delays in  shipping  our  products, pending  re-approval.  Medical  devices  cannot be marketed in the U.S.  without clearance or approval by the FDA. Our Medical  Systems Group  businesses must be operated in compliance with FDA Good Manufacturing Practices, which regulate the design,  manufacture,  packing, storage and installation of medical devices. Our
manufacturing   facilities  and  business  practices  are  subject  to  periodic regulatory  audits and quality  certifications  and we do self audits to monitor our compliance.  In general,  corrective  actions  required as a result of these audits do have a  significant  impact on our  manufacturing  operation;  however there is a limited risk that delays caused by a potential  response to extensive corrective  actions could impact our  operations.  Virtually all of our products manufactured  or sold  overseas are also subject to approval and  regulation  by foreign regulatory and safety agencies. If we do not obtain these approvals,  we could be precluded  from selling our products or required to make  modifications to our products which could delay  bringing our products to market.  Because our
U.S.  products lines are mature,  new product changes are in general  relatively minor and  accordingly  regulatory  approval  is more  streamlined.  Our Italian subsidiary, Villa Sistemi, is developing a remote imaging system that we believe represents a significant future sales prospect.  Due to the innovative nature of this  system,  and the need to go through full  regulatory  clearance in various markets,  we estimate  that there is a less than 20%  possibility  this  product introduction could be delayed for up to six months.

OUR FAILURE TO RAPIDLY DEVELOP NEW PRODUCTS,  PARTICULARLY  DIGITAL  RADIOGRAPHY
PRODUCTS, WILL LIKELY PREVENT US FROM COMPETING EFFECTIVELY.

            Technology  in our industry,  particularly  in the x-ray and medical imaging  businesses,  evolves rapidly,  and making timely product innovations is essential to our success in the marketplace. The introduction by our competitors of products  with  improved  technologies  or features  may render our  existing products  obsolete and  unmarketable.  If we cannot develop products in a timely manner in response to industry changes,  or if our products do not perform well, our business and financial condition will be adversely affected.

            It is generally  accepted that digital  radiography  will become the dominant  technology used in hospitals and imaging clinics  throughout the world over  the next 10 to 15  years.  Currently,  there  are a  number  of  competing technologies  available in  connection  with the  digitization  of x-ray images.
However, due to the high cost of this technology, many institutions have not yet adopted  digital  technology.  In  addition,  there is  uncertainty  as to which technology  system will be accepted as the  industry-leading  protocol for image digitization and communication.  Although we currently have some limited digital product  offerings,  lack of an adequate  digital  capability  could  impact our business and result in a loss of market share.

OUR PRODUCTS MAY INFRINGE THE  INTELLECTUAL  PROPERTY RIGHTS OF OTHERS WHICH MAY
CAUSE US TO INCUR UNEXPECTED COSTS OR PREVENT US FROM SELLING OUR PRODUCTS.

            Although we believe our products do not infringe on the intellectual property rights of others,  there can be no assurance that  infringement  claims will not be  asserted  against  us in the  future  or  that,  if  asserted,  any infringement  claim will be  successfully  defended.  We may be subject to legal
proceedings  and  claims  from  time  to  time,   including  claims  of  alleged
infringement of the patents,  trademarks and other intellectual  property rights
of  third   parties.   Intellectual   property   litigation   is  expensive  and
time-consuming and could divert our management's attention away from running our business  and  seriously  harm our  business.  If we were to  discover  that our products  violated the intellectual  property rights of others, we would have to obtain  licenses from these parties in order to continue  marketing our products

                                       10

without substantial reengineering.  We might not be able to obtain the necessary licenses  on  acceptable  terms  or at all,  and if we  could  not  obtain  such licenses,  we might not be able to reengineer our products  successfully or in a timely fashion. If we fail to address any infringement issues  successfully,  we would be forced to incur  significant  costs,  including damages and potentially satisfying  indemnification  obligations that we have with our customers, and we could be prevented from selling certain of our products.

PAYMENTS THAT MAY BE REQUIRED  UNDER CERTAIN CHANGE OF CONTROL  AGREEMENTS  WITH
OUR KEY EXECUTIVES COULD RESULT IN A MATERIAL DECREASE IN OUR LIQUIDITY.

            We  have  entered  into  agreements  with  our  executive   officers
providing for substantial  severance payments to them in the event that they are terminated  in  connection  with  certain  changes of  control.  Our  employment agreement  with  Samuel E. Park,  the former CEO of the  Company,  provides  for payments upon certain  changes of control.  Our newly elected board of directors has reviewed the "change of control"  provisions  regarding payments totaling up to approximately  $1,800,000 under Mr. Park's employment agreement.  As a result of this  review  and based  upon,  among  other  things,  the  advice of special counsel,  our board of directors has determined  that no obligation to pay these amounts has been  triggered.  On October 27, 2003, we received a letter from Mr.
Park's  counsel  demanding  payment  of  certain  sums and  other  consideration pursuant to the employment  agreement with Mr. Park,  including  these change of control  payments.  On November 17, 2003, we filed a complaint  against Mr. Park seeking a declaratory  judgment that no change of control  payment was or is due to Mr.  Park and that an  amendment  to the  employment  contract  with Mr. Park
regarding   advancement  and   reimbursement   of  legal  fees  is  invalid  and
unenforceable.  Mr. Park  answered  the  complaint  and  asserted  counterclaims seeking  payment  from us based  on his  position  that a  "change  of  control"
occurred in June 2003. Mr. Park is also seeking other  consideration he believes he is owed  under  his  employment  agreement.  We filed a reply  to Mr.  Park's counterclaims denying that he is entitled to any of these payments. If paid in a lump sum, these payments may have a material adverse effect on our liquidity. It is not possible to predict the outcome of these claims.

            In the event the change of control  provisions  under these  various agreements  were all  triggered  (including  Mr.  Park's),  the  total  payments required could be in excess of $4.0 million.  While we believe these  agreements are important to ensure the continued dedication of our key employees, the large payments  required  pursuant to these change of control  agreements could unduly burden us or serve as a barrier to a potential  acquirer.  This, in turn,  could limit the ability of our shareholders to sell their shares at a favorable price.

THERE IS A RISK THAT OUR  INSURANCE  MAY NOT BE  SUFFICIENT  TO  PROTECT US FROM
PRODUCT LIABILITY CLAIMS, OR THAT IN THE FUTURE PRODUCT LIABILITY INSURANCE WILL
NOT BE AVAILABLE TO US AT A REASONABLE COST, IF AT ALL.

            Our business  involves the risk of product liability claims inherent to the medical device business.  We maintain product liability insurance subject to certain  deductibles and exclusions.  There is a risk that our insurance will not be sufficient to protect us from product  liability  claims, or that product liability insurance will not be available to us at a reasonable cost, if at all.
An uninsured or underinsured  claim could materially harm our operating  results or financial condition.

                                       11

OUR RESEARCH AND DEVELOPMENT  ACTIVITIES INVOLVE HAZARDOUS MATERIALS WHICH COULD
SUBJECT US TO SIGNIFICANT LIABILITY.

            Our research and development activity involves the controlled use of hazardous  materials,  such as toxic and  carcinogenic  chemicals.  Although  we believe that our safety  procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, we cannot completely eliminate the risk of accidental  contamination or injury from these  materials.  In the event of an accident,  we could be held liable for any resulting damages, and such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection,  hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

OUR  BUSINESS  COULD BE  HARMED IF OUR  PRODUCTS  CONTAIN  UNDETECTED  ERRORS OR
DEFECTS OR DO NOT MEET CUSTOMER SPECIFICATIONS.

            We are  continuously  developing  new  products  and  improving  our existing products.  Newly introduced or upgraded products can contain undetected errors or defects.  In addition,  these products may not meet their  performance specifications  under all  conditions or for all  applications.  If, despite our internal  testing and testing by our  customers,  any of our  products  contains errors or defects, or any of our products fails to meet customer specifications, we may be required to recall or retrofit these  products.  We may not be able to do  so on a  timely  basis,  if  at  all,  and  may  only  be  able  to do so at considerable  expense. In addition,  any significant  reliability problems could result in adverse  customer  reaction and negative  publicity and could harm our business and prospects.

THE  SEASONALITY  OF OUR REVENUE MAY ADVERSELY  IMPACT THE MARKET PRICES FOR OUR
SHARES.

            Our  revenue is  typically  lower  during the first  quarter of each fiscal year due to the shut-down of operations in our Milan, Italy and Bayshore,
New York facilities for part of August.  This  seasonality  causes our operating results to vary from quarter to quarter and these  fluctuations  could adversely affect the market price of our common stock.

RISKS RELATED TO THIS OFFERING

ALTHOUGH WE ARE SUBJECT TO THE  INFORMATION  AND REPORTING  REQUIREMENTS  OF THE
SECURITIES  EXCHANGE ACT OF 1934, OUR COMMON STOCK HAS NOT BEEN QUOTED OR TRADED
ON A NATIONAL  EXCHANGE  SINCE  DECEMBER  2000 AND INVESTORS IN OUR COMMON STOCK
WILL BE SUBJECT TO RISKS ASSOCIATED WITH THE PUBLIC TRADING MARKET GENERALLY.

            We cannot  predict the extent to which a trading market will develop or how liquid that market  might  become.  If you  exercise  your  warrants  and receive  common  stock,  you will pay a price  that was not  established  in the public trading markets. You may suffer a loss of your investment.

                                       12

A  SIGNIFICANT  NUMBER OF OUR SHARES WILL BE AVAILABLE FOR FUTURE SALE AND COULD
DEPRESS THE MARKET PRICE OF OUR STOCK.

            As of April 30,  2004,  an  aggregate  of  10,335,048  shares of our common  stock were  outstanding.  In addition as of April 30,  2004,  there were outstanding  warrants  to  purchase  1,065,000  shares of our  common  stock and options to purchase  2,110,290  shares of our common stock,  of which  1,746,230 were fully  vested.  Sales of large  amounts  of our common  stock in the market could adversely affect the market price of the common stock and could impair our future ability to raise capital through  offerings of our equity  securities.  A large volume of sales by holders exercising the warrants or options could have a significant adverse impact on the market price of our common stock.

OUR STOCK PRICE MAY BE VOLATILE.

            The  experiences of other small  companies  indicate that the market price for our common stock could be highly  volatile.  Many factors  could cause the market price of our common stock to fluctuate substantially, including:

            o    future  announcements  concerning us, our  competitors or other companies with whom we have business relationships;

            o    changes in government regulations applicable to our business;

            o    overall  volatility  of the stock  market and general  economic conditions;

            o    changes  in  our  earnings   estimates  or  recommendations  by
                 analysts; and

            o    changes in our operating results from quarter to quarter.

            Accordingly,  substantial  fluctuations  in the price of our  common stock could limit the ability of our current  shareholders  to sell their shares at a favorable price.

                                       13

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            This  prospectus,  any  prospectus  supplement  and the documents we incorporate by reference in this prospectus contain  forward-looking  statements within the meaning of Section 27A of the  Securities Act of 1933 and Section 21E
of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus or in any prospectus supplement or incorporated by reference in this prospectus, including statements regarding our strategy,  future operations,  financial  position,  future revenues,  projected costs,  prospects,  plans  and  objectives  of  management,  may be deemed to be forward-looking  statements.  The words "anticipates,"  "believes," "estimates,"
"expects,"  "intends," "may," "plans,"  "projects,"  "will," "would" and similar expressions are intended to identify  forward-looking  statements,  although not all  forward-looking  statements  contain these  identifying  words.  We may not actually  achieve  the  plans,  intentions  or  expectations  disclosed  in  our forward-looking  statements  and you  should  not place  undue  reliance  on our forward-looking  statements.  There are a number of important factors that could cause actual results or events to differ  materially from the plans,  intentions and  expectations  disclosed in the  forward-looking  statements we make.  These important  factors  include the factors  that we  identify in the  documents  we incorporate by reference in this prospectus, particularly the factors referenced under the  heading  "Risk  Factors."  You should  read these  factors  and other
cautionary   statements  made  in  this  prospectus  and  in  the  documents  we incorporate  by reference  as being  applicable  to all related  forward-looking statements wherever they appear in the prospectus,  in any prospectus supplement and in the documents we incorporate by reference in this  prospectus.  We do not assume any obligation to update any forward-looking statements.

                                       14

                                 USE OF PROCEEDS

            The 1,000,000  shares of our common stock covered by this prospectus are issuable  upon  exercise of the  warrants.  If all the  warrants  were to be exercised and all the shares of common stock  underlying the warrants were to be issued, we would receive gross proceeds of $2.0 million, less expenses.

            Based on our  financial  condition  and  agreements  as of April 30,
2004,  we  expect  to use  any  such  net  proceeds  for  repayment  of  amounts outstanding  under our U.S.  revolving  credit  facility  with General  Electric
Capital  Corporation.  We have a $10 million senior  revolving  credit agreement with General Electric Capital Corporation. This facility expires on December 31,
2004 and interest  under the credit  facility is based on thirty-day  commercial paper rates plus a margin of 3.5%.  The interest rate on the  revolving  line of credit is 4.5% at April 30,  2004.  As of April 30,  2004,  amounts  outstanding under this  facility were  approximately  $4.5  million.  Should that  situation change,  the net  proceeds  could also be used for general  corporate  purposes, including without limitation the following (in order of priority):

            o    working capital;

            o    the repayment of other debt;

            o    the repurchase of our common stock;

            o    temporary investment; and/or

            o    the financing of possible acquisitions or business expansion.

            To the extent that proceeds are available following repayment of our debt,  we reserve the right to  reallocate or change the specific use of the net proceeds to respond to  fluctuations  in our business  and to take  advantage of opportunities which may be complementary to our operations.

                                       15

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

            Our certificate of incorporation  presently  authorizes the issuance of 20,000,000 shares of common stock, par value $0.10 per share. As of April 30,
2004,  10,335,048  shares of our common  stock were issued and  outstanding  and
3,175,290  shares were  reserved  for  issuance  upon the  exercise of currently outstanding  options and warrants.  The outstanding  shares of common stock are, and the  additional  shares of common stock that may be issued upon  exercise of the options and warrants will be, fully paid and non-assessable.

            Other than as may be authorized by our board of directors  from time to  time,  in its  sole  discretion,  holders  of our  common  stock do not have preemptive or preferential  rights to purchase  additional  shares of our common stock or securities  convertible into shares of our common stock. We do not have any  redemption  or sinking  fund  provisions  applicable  to our common  stock.
Holders of our common stock are entitled to one vote per share on all matters on which the holders of the common stock are entitled to vote.  Except as otherwise required by law or our certificate of  incorporation,  the holders of our common stock  will  vote  on  all  matters  submitted  to a vote  of the  shareholders, including election of directors.

DIVIDENDS

            Subject to applicable  law and any provision of our  certificate  of incorporation, dividends may be declared on the outstanding shares of our common stock in such amounts and at such times as our board of directors determines. We have not paid any cash  dividends,  except  for the  payment  of cash in lieu of fractional shares, since 1983. The payment of cash dividends is prohibited under our U.S. credit facility with General  Electric Capital  Corporation.  We do not intend to pay any cash dividends for the foreseeable future.

WARRANTS

            The 1,000,000  shares of common stock covered by this prospectus are issuable  upon  exercise  of  warrants  which  were  issued in  settlement  of a shareholder lawsuit. The warrants are exercisable at a strike price of $2.00 per share, at any time after the shares underlying the warrants are registered under the Securities Act of 1933, as amended,  and qualified for sale under applicable state law, but not after March 28, 2008, the expiration date of the warrants. If our  common  stock  trades at or above  $4.00 per share for a period of ten (10)
consecutive  days, we may repurchase the warrants at a price of $0.25 per share.
In such case we have the right to exercise that right at any time  thereafter by giving notice to the warrant holders that they have a thirty (30) day period, to exercise  their  warrants,  failing  which,  we will purchase the warrants.  The number of shares that may be purchased upon exercise of the warrants are subject to adjustment if we pay a dividend to  shareholders  or subdivide or combine our outstanding shares of common stock.

LISTING

            The outstanding  shares of our common stock are not currently listed with any national  exchange or quoted on NASDAQ.  Our common stock was suspended from trading on the NASDAQ  National  Market on December 19, 2000 because we had

                                       16

not filed an annual  report for the year ended  July 29,  2000  within the SEC's prescribed time period.  Following such  suspension,  the NASDAQ National Market delisted our common stock. Our common stock is traded in the "pink sheets" under the symbol "DGTC.PK",  and our warrants are traded under the symbol  "DGTCW.PK".
The "pink sheets" is an  over-the-counter  market which  provides  significantly less liquidity than  established  stock exchanges or the NASDAQ National Market, and  quotes  for  stocks  included  in the "pink  sheets"  are not listed in the financial  sections of newspapers as are those for  established  stock exchanges and the NASDAQ National Market.

NEW YORK ANTI-TAKEOVER STATUTES

            We are subject to the business combination provisions of Section 912 of the New York Business Corporation Law. Section 912 prohibits certain business combinations  between a New York  corporation and any  "interested  shareholder"
(generally,  the  beneficial  owner of 20% or more of the  corporation's  voting shares)  for five  years  following  the time  that the  shareholder  became  an interested shareholder, unless (i) the corporation's board of directors approved the transaction prior to the interested  shareholder becoming  interested,  (ii)
the  business  combination  is  approved  by the  holders of a  majority  of the outstanding voting stock not beneficially  owned by the interested  shareholder, or (iii) the business  combination meets certain valuation  requirements for the stock of the corporation.

            An "interested shareholder" is defined as any person (other than the corporation  or a subsidiary  of such  corporation)  that (i) is the  beneficial owner of at least 20% of the corporation's  outstanding  voting stock or (ii) is an  affiliate  or  associate  of the  corporation  and at any  time  within  the five-year  period  immediately  prior to the date in question was the beneficial owner of at least 20% of the then outstanding voting stock of the corporation.

            The  following  transactions  are  included  in  the  definition  of
"business combination" for purposes of Section 912:

            o    any  merger  or   consolidation   of  the  corporation  or  any
                 subsidiary of the corporation with an interested shareholder or its affiliate or associate;

            o    any sale, lease, exchange,  mortgage, pledge, transfer or other disposition to or with an interested shareholder, its affiliate or its associate,  of the corporation's assets that comprise at least  10%  of the  market  value  of all of the  corporation's assets, outstanding stock, earning power or net income;

            o    the issuance or transfer by the corporation (or its subsidiary)
                 of any of its stock, which has a market value of at least 5% of the  market  value  of  all  the  outstanding  stock,  to  such interested shareholder,  its affiliate or its associate, except pursuant  to the  exercise  of  warrants  or rights to purchase stock offered,  or a dividend or distribution  paid or made pro rata to all shareholders;

            o    the  adoption of any proposal for  liquidation  or  dissolution proposed  by,  or  pursuant  to any  understanding  with,  such interested shareholder, its affiliate or its associate;

            o    any reclassification of securities, recapitalization, or merger
                 or   consolidation   of  the   corporation   with  any  of  its
                 subsidiaries  pursuant to any understanding  with an interested shareholder,  its  affiliate  or its  associate,  which has the effect of increasing the interested shareholder's proportion of ownership in such corporation  except as a result of immaterial changes due to fractional share adjustments; or

            o    any receipt by such  interested  shareholder,  its affiliate or
                 its   associate   of  the  benefit  of  any  loans,   advances,
                 guarantees,  pledges or other  financial  assistance or any tax credits or other tax  advantages  provided  by or through  such corporation,  except  proportionately  as a shareholder of such corporation.

                              PLAN OF DISTRIBUTION

            We are  registering  1,000,000  shares of our common stock issuable, otherwise than through underwriters, upon exercise of warrants. We anticipate we will  receive  $2.00 per share upon the exercise of the  warrants.  The warrants were issued to certain  holders in connection  with  settlement of a shareholder class action lawsuit.  The warrants are not exercisable  until the  Registration
Statement of which this  prospectus is a part is declared  effective by the SEC.
We will not receive any proceeds from the  subsequent  sale of the common stock, although we may receive up to $2,000,000 (less expenses) if all the warrants are exercised by the warrant holders. We will bear all fees and expenses incident to registering the shares of common stock.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

WARRANTS

            EXERCISE.  No gain or loss will be recognized for Federal income tax purposes  by  holders of the  warrants  upon the  exercise  of the  warrants  in exchange for common  stock  (except to the extent of cash,  if any,  received in lieu of the issuance of fractional shares of common stock). A holder's tax basis in the common stock will equal the sum of the tax basis in the warrants (if any)
plus the exercise price paid on the exercise thereof.  The holding period of the common  stock  received  on the  exercise of the  warrants  will not include the period  during  which  the  warrants  were held by such  holder.  If any cash is received in lieu of fractional  shares,  the holder will recognize gain or loss, and the  character  and the amount of such gain or loss will be determined as if the holder had received such fractional  shares and then  immediately  sold them for cash.

            SALE OF WARRANTS.  The sale of a warrant  ordinarily  will result in the recognition of gain or loss to the holder for Federal income tax purposes in an amount equal to the  difference  between the amount  realized on such sale or exchange and the  holder's  tax basis in the warrant.  Such gain or loss will be capital gain or loss,  provided the common stock would have been a capital asset in the hands of the warrant holder had the warrant been  exercised,  and will be long-term  capital gain or loss with respect to warrants  held for more than one year.

            Similarly,  gain or loss will generally be recognized upon a sale of the common stock  received  upon exercise of a warrant in an amount equal to the difference between the amount realized on the transfer and the holder's adjusted tax basis in the common  stock.  Such gain or loss will be capital gain or loss,

                                       18

provided  the common  stock is held as a capital  asset,  and will be  long-term capital gain or loss with respect to common stock held for more than one year.

            LAPSE.  If the  warrants  lapse  without  exercise,  the holder will recognize a capital loss  (assuming  the sale or exchange of the warrants by the holder  would have given rise to capital gain or loss) equal to the holder's tax basis in the warrants (if any).  Any such capital loss would be long-term if the holding period for the warrants exceeds one year.

BACKUP WITHHOLDING

            The backup  withholding rules require a payor to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer  identification  number (TIN)
to the payor,  (ii) the IRS  notifies  the payor that the TIN  furnished  by the payee is incorrect, (iii) the payee has failed to report properly the receipt of
"reportable  payments" on several  occasions  and the IRS has notified the payor that  withholding  is  required or (iv) there has been a failure of the payee to certify  under  the  penalty  of  perjury  that  the  payee  is not  subject  to withholding  under Section 3406 of the Internal  Revenue Code. If any one of the
events discussed above occurs,  we, our paying agent or other  withholding agent will be required to withhold a tax equal to 28% of any "reportable payment" made in connection with the warrants.  A "reportable  payment" includes,  among other things,  amounts paid through  brokers in retirement  of a warrant.  Any amounts withheld from a payment to a holder under the backup  withholding  rules will be allowed as a refund or credit against such holder's Federal income tax, provided that  the  required  information  is  furnished  to  the  IRS.  Certain  holders
(including, among others, corporations and certain tax-exempt organizations) are not subject to the backup withholding and information reporting requirements.  A holder should consult his or its tax advisor as to his or its  qualification for exemption  from backup  withholding  and the  procedure  for  obtaining  such an exemption.

                                  LEGAL MATTERS

            The  validity  of  the  shares  of  common  stock  offered  in  this prospectus  will be passed upon by Olshan  Grundman  Frome  Rosenzweig & Wolosky
LLP, New York, New York.

                                     EXPERTS

            The  consolidated  financial  statements  and the related  financial statement  schedule  incorporated  in this  prospectus  by  reference  from  the
Company's Annual Report on Form 10-K for the year ended August 2, 2003 have been audited  by  Deloitte & Touche  LLP,  independent  auditors,  as stated in their
report  (which  report   expresses  an  unqualified   opinion  and  includes  an
explanatory  paragraph relating to a change in method of accounting for goodwill and other intangible  assets),  which is incorporated  herein by reference,  and have been so  incorporated  in reliance  upon the report of such firm given upon their authority as experts in accounting and auditing.

                                       19

WHERE YOU CAN FIND MORE INFORMATION

            We file annual,  quarterly and current reports, proxy statements and other  information  with the SEC.  You may  read  and copy any  public  offering document we file, including a copy of the Registration  Statement on Form S-3 of which this  prospectus is a part,  without charge at the SEC's Public  Reference
Room, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549.

            You can also request copies of all or any portion of these documents by writing the Public  Reference  Section and paying  certain  prescribed  fees.
Please  call the SEC at  1-800-SEC-0330  for further  information  on the Public
Reference Section. The SEC maintains a web site that contains reports, proxy and information  statements and other  information  regarding  registrants that file electronically, including us. The address of the site is http://www.sec.gov.

            The SEC allows us to "incorporate by reference" into this prospectus the  information  we file  with  the  SEC.  This  means  that we are  disclosing important  information to you by referring to those  documents.  The information incorporated  by reference is considered to be part of this  prospectus,  except for  any  information  superseded  by  information  contained  directly  in this prospectus.  Information  that we file later  with the SEC under the  Securities
Exchange Act of 1934 will  automatically  update information in this prospectus.
In  all  cases,  you  should  rely  on  the  later  information  over  different information  included  in this  prospectus.  We  incorporate  by  reference  the documents  listed below and any future  filings made with the SEC under  Section
13(a),  13(c),  14 or 15(d) of the  Securities  Exchange  Act of 1934 until this offering is completed:

            o    our Current Report on Form 8-K filed on October 10, 2003;

            o    our Current Report on Form 8-K filed on October 31, 2003;

            o    our Current Report on Form 8-K filed on November 4, 2003;

            o    our  Annual  Report on Form 10-K for the year  ended  August 2,
                 2003, filed on November 4, 2003;

            o    our Current Report on Form 8-K filed on December 1, 2003;

            o    our  Quarterly  Report  on  Form  10-Q  for the  quarter  ended
                 November 1, 2003, filed on December 12, 2003;

            o    our Current Report on Form 8-K filed on December 15, 2003;

            o    our Current Report on Form 8-K filed on March 12, 2004;

            o    our Current Report on Form 8-K filed on March 15, 2004;

            o    our Quarterly Report on Form 10-Q for the quarter ended January
                 31, 2004, filed on March 15, 2004;

            o    our Amendment  No. 1 to our  Quarterly  Report on Form 10-Q for
                 the quarter ended January 31, 2004, filed on April 8, 2004;

                                       20

            o    our Current Reports on Form 8-K filed on April 23, 2004;

            o    the   description   of  our  common  stock  set  forth  in  our
                 Registration  Statement  on Form 8-A12G  filed on June 6, 1996, and any subsequent  amendments or reports filed for the purpose of updating this description; and

            o    the  description of our warrants set forth in our  Registration
                 Statement  on  Form  8-A12G  filed  on May  4,  2004,  and  any subsequent  amendments  or  reports  filed for the  purpose  of updating this description.

                                       21

            You may request a copy of these filings,  or any other  documents or other  information  referred to in, or  incorporated  by  reference  into,  this prospectus,  but not delivered with this  prospectus,  at no cost, by writing or calling us at the following address or telephone number:

                        Del Global Technologies Corp.
                        Attn: Thomas V. Gilboy
                        Chief Financial Officer
                        One Commerce Park
                        Valhalla, New York 10595
                        (914) 686-3600

            Exhibits to the  documents  incorporated  by  reference  will not be sent, however,  unless those exhibits have been specifically  referenced in this prospectus.

                                       22

                           --------------------------

                          DEL GLOBAL TECHNOLOGIES CORP.

                        1,000,000 SHARES OF COMMON STOCK

                           --------------------------

                              --------------------

                                   PROSPECTUS
                               -------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.
-------     -------------------------------------------

            The following  table sets forth the various  expenses  which will be paid  by us in  connection  with  the  securities  being  registered.  With  the exception  of the  Securities  and  Exchange  Commission  registration  fee, all amounts shown are estimates.

SEC registration fee..........................................           $253.40
Legal fees and expenses (including Blue Sky fees).............        $40,000.00
Accounting fees and expenses..................................        $25,000.00
Printing expenses   ..........................................         $2,000.00
Miscellaneous   ..............................................            $46.60
            Total   ..........................................        $67,300.00

Item 15.    Indemnification of Directors and Officers.
-------     -----------------------------------------

            Reference is made to the  provisions  of Sections 721 through 726 of
the  New  York  Business   Corporation  Law  (the  "BCL"),  which  provides  for
indemnification of officers and directors in certain transactions.  Article V of
Del Global's  Amended and Restated Bylaws  ("Bylaws") and Articles XI(b) and XII
of Del Global's  Certificate of  Incorporation  provide for  indemnification  of directors and officers to the full extent permitted by the BCL.

            The BCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened,  pending or completed  proceeding  (other  than  a  proceeding  by or in  the  right  of the corporation)  by  reason  of the  fact  that he is or was a  director,  officer, employee or agent of the corporation, or is or was serving at the request of the corporation  in  a  similar  position  with  another  entity,  against  expenses
(including attorneys' fees), judgments, fines and settlements incurred by him in connection  with  the  proceeding  if he  acted  in good  faith  and in a manner reasonably  believed  to be in or not  opposed  to  the  best  interests  of the corporation,  and with  respect to any  criminal  action or  proceeding,  had no reasonable cause to believe his conduct was unlawful.  No indemnification may be made to or on behalf of any  officer or  director  if a judgment  or other final adjudication  adverse to the officer or director  establishes that his acts were committed  in bad faith or were the result of active and  deliberate  dishonesty and  were  material  to the  cause  of  action  being  adjudicated,  or  that he personally  gained a  financial  profit or other  advantage  to which he was not legally entitled.

            The BCL provides  that the  indemnity  obligations  of a corporation shall only arise if authorized (i) by the board of directors  acting by a quorum consisting  of directors  who are not parties to the  proceeding  upon a finding that the officer or director has met the applicable standard of conduct, or (ii)
if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs;  (A) by the board of directors upon the opinion in writing
of   independent   legal   counsel  that   indemnification   is  proper  in  the
circumstances,  or (B) by the  shareholders  upon a finding  that the officer or director has met the applicable  standard of conduct.  The board of directors of

                                      II-1

the  corporation  may authorize  expenses in connection  with a proceeding to be paid in advance of the final  disposition  upon receipt of an undertaking by the person on whose  behalf the expenses are to be paid to repay the expenses in the event he is not entitled to indemnity.  We also are authorized  under our Bylaws to obtain insurance to protect officers and directors from certain  liabilities, including  liabilities  against  which  the  corporation  cannot  indemnify  its directors and officers.

            In  addition to our  indemnification  obligations  contained  in our
Bylaws and Certificate of Incorporation, we have entered into an indemnification agreement with each of our directors and officers  providing for the advancement or reimbursement by Del Global of such person's  payments to satisfy  judgments, fines, penalties, amounts paid in settlement, and reasonable expenses in defense of any claim made or threatened to be made against such person arising by reason of the fact that such  person is or was a director  or officer  of, or served at the request of, Del Global.  However, no such indemnification shall be made if a judgment or final adjudication adverse to the person establishes that either (i)
his acts were committed in bad faith or were the result of active and deliberate dishonesty,  and  were  material  to the  claim  adjudicated  or  (ii)  that  he personally  gained a  financial  profit or other  advantage  to which he was not legally  entitled.  If the indemnified  person is successful in the defense of a claim,  he shall be entitled to  indemnification  by Del Global.  Otherwise  and unless ordered by a court, Del Global's  obligations to indemnify the person are subject to the condition that a reviewing  person or body appointed by the board of directors will not have determined  that the indemnified  person would not be permitted to be  indemnified  under  applicable  law. The  determination  by the reviewing party is conclusive and binding.  However,  if the indemnified  person has commenced legal  proceedings to determine  whether he should be indemnified, then any  determination by the reviewing party will not be binding until a final judicial determination has been made.

            If there is a change of control in Del Global,  then with respect to questions regarding indemnification,  Del Global shall seek legal advice from an independent  counsel  selected by the  indemnified  person (and  approved by Del
Global)  who  has not  performed  services  for Del  Global  for 10  years.  The independent  counsel will be the reviewing party and render a written opinion as to whether and to what extent the person would be  permitted  to be  indemnified under applicable law.

            The   indemnification   agreement  also  authorizes  Del  Global  to
establish and fund a trust,  for the benefit of a person to be indemnified in an amount  sufficient  to satisfy all expenses,  including  any and all  judgments, fines,  penalties and amounts paid in  settlement of any and all claims  against the  indemnified  person by reason of the fact that he was or is a  director  or officer  that  are  from  time to time  actually  paid  or  claimed,  reasonably anticipated or proposed to be paid.

            In the event the  indemnified  person is ultimately  found not to be entitled to indemnification,  the indemnified person undertakes to reimburse Del
Global for amounts  previously  advanced or reimbursed  in  connection  with the claim.

Item 16.    Exhibits.
-------     --------

Exhibit No.

     4.1    Intentionally Omitted.

     4.2    Intentionally Omitted.

                                      II-2

     4.8    Warrant  Certificate of Laurence  Hirschhorn dated as of January 11,
            2000  (filed  as  Exhibit  4.1  to  Del  Global  Technologies  Corp.
            Quarterly Report on Form 10-Q for the quarter ended January 29, 2000 and incorporated herein by reference).

     4.9    Warrant  Certificate  of Steven Anreder dated as of January 11, 2000
            (filed as Exhibit  4.2 to Del Global  Technologies  Corp.  Quarterly
            Report on Form  10-Q for the  quarter  ended  January  29,  2000 and incorporated herein by reference).

     4.10   Warrant  Certificate of UBS Capital S.p.A.  dated as of December 28,
            1999 (filed as Exhibit 4 to Del Global Technologies Corp.  Quarterly
            Report on Form  10-Q for the  quarter  ended  January  29,  2000 and incorporated herein by reference).

     4.11   Del Global Technologies Corp. Amended and Restated Stock Option Plan
            (as adopted  effective as of January 1, 1994 and as amended December
            14, 2000) (filed as Exhibit  4.11 to Del Global  Technologies  Corp.
            Annual  Report  on Form 10-K for the year  ended  August 3, 2002 and incorporated herein by reference).

     4.12   Stock Purchase Plan (filed as Exhibit 4.9 to Del  Electronics  Corp.
            Annual  Report on Form  10-K for the year  ended  July 29,  1989 and incorporated herein by reference).

     4.13   Option Agreement,  substantially in the form used in connection with options granted under the Stock Option Plan (filed as Exhibit 4.8 to
            Del Electronics  Corp. Annual Report on Form 10-K for the year ended
            July 29, 1989 and incorporated herein by reference).

     4.14   Option Agreement dated as of December 28, 1999 (filed as Exhibit 4.2 to Del Global  Technologies  Corp.  Current Report on Form 8-K dated
            May 4, 2000 and incorporated herein by reference).

     4.15   Warrant  Agreement  substantially  in the form  used  for  1,000,000 warrants  issued  in  connection  with the  settlement  of the class action lawsuit on January 29, 2002 (filed as Exhibit 1 to Del Global
            Technologies Corp.  Registration  Statement on Form 8-A dated May 4,
            2004 and incorporated herein by reference).

     4.16   Amendment  No. 1 dated July 17, 2003 to the Del Global  Technologies
            Corp.  Amended and Restated Stock Option Plan (as adopted  effective as of January 1, 1994 and as amended  December  14,  2000) (filed as
            Exhibit 4.1 to Del Global  Technologies  Corp.  Quarterly  Report on
            Form 10-Q for the quarter  ended  November 1, 2003 and  incorporated herein by reference).

     5.1**  Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

     23.1*  Consent of Deloitte & Touche LLP.

     23.2** Consent of Olshan Grundman Frome  Rosenzweig & Wolosky LLP (included in Exhibit 5.1).

     24.1** Power  of  Attorney   (included  on  the  signature   page  to  this
            Registration Statement).

                                      II-3

-------

*Filed herewith
**Previously filed

Item 17.    Undertakings.
-------     ------------

            The undersigned registrant hereby undertakes:

            (1) To file,  during any  period in which  offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any  prospectus  required by Section  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                (ii) To reflect in the  prospectus  any facts or events  arising after the effective date of the Registration  Statement (or the most recent post-effective  amendment thereof) which,  individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any  increase or decrease  in volume of  securities  offered (if the total dollar value of securities offered would not exceed that which was  registered)  and any deviation  from the low or high end of the estimated  maximum  offering  range may be  reflected in the form of
            prospectus  filed  with  the  Securities  and  Exchange   Commission
            pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price  represent  no more than 20 percent  change in the maximum
            aggregate   offering  price  set  forth  in  the   "Calculation   of
            Registration Fee" table in the effective Registration Statement;

                (iii) To include any  material  information  with respect to the plan of distribution  not previously  disclosed in the  Registration
            Statement  or  any  material  change  to  such  information  in  the
            Registration Statement;

provided,  however,  that  subparagraphs  (i) and (ii) above do not apply if the information  required  to be  included in a  post-effective  amendment  by these subparagraphs  is contained in periodic  reports  filed with or furnished to the
Securities and Exchange  Commission by the registrant  pursuant to Section 13 or
15(d) of the Securities  Exchange Act of 1934, as amended (the "Exchange  Act"), that are incorporated by reference in this Registration Statement.

            (2) That,  for the purpose of  determining  any liability  under the
Securities Act, each such  post-effective  amendment shall be deemed to be a new
Registration  Statement  relating to the  securities  offered  therein,  and the offering of such  securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3)  To  remove  from  registration  by  means  of a  post-effective amendment  any of the  securities  being  registered  which remain unsold at the termination of the offering.

            The undersigned  registrant  hereby undertakes that, for purposes of determining  any  liability  under  the  Securities  Act,  each  filing  of  the registrant's  annual  report  pursuant to Section  13(a) or Section 15(d) of the
Exchange Act that is  incorporated  by reference in the  Registration  Statement shall be deemed to be a new  registration  statement  relating to the securities

                                      II-4

offered  therein,  and the  offering  of such  securities  at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities Act may be permitted to directors,  officers and controlling  persons of the  registrant  pursuant to the  foregoing  provisions,  or  otherwise,  the registrant  has been advised that in the opinion of the  Securities and Exchange
Commission  such  indemnification  is against  public policy as expressed in the
Securities Act and is, therefore,  unenforceable.  In the event that a claim for indemnification  against  such  liabilities  (other  than  the  payment  by  the registrant of expenses  incurred or paid by a director,  officer or  controlling person  of the  registrant  in the  successful  defense  of an  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against  public policy as expressed in the  Securities
Act and will be governed by the final adjudication of such issue.

                                      II-5

                                   SIGNATURES

            Pursuant to the  requirements  of the  Securities  Act of 1933,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements  for filing on Form S-3 and has duly caused this  Amendment
No.  1 to  the  Registration  Statement  to be  signed  on  its  behalf  by  the undersigned,  thereunto duly authorized,  in the City of Valhalla,  State of New
York on the 5th day of May, 2004.

                                  DEL GLOBAL TECHNOLOGIES CORP.
                                  (Registrant)

                                  By: /s/ Walter F. Schneider
                                      ---------------------------
                                  Name:  Walter F. Schneider
                                  Title: President and Chief Executive Officer

            Pursuant  to the  requirements  of the  Securities  Act of 1933,  as amended,  this  Amendment  No. 1 to the  Registration  Statement has been signed below by the following persons in the capacities and on the date indicated.

       Signature                     Title                           Date
       ---------                     -----                           ----

                                Chief Executive Officer,
/s/ Walter F. Schneider         President and Director
------------------------        (Principal Executive Officer)     May 5, 2004
Walter F. Schneider

                                Chief Financial Officer,
                                Treasurer and Secretary
/s/ Thomas V. Gilboy            (Principal Accounting and
-----------------------         Financial Officer)                May 5, 2004
Thomas V. Gilboy

*                               Director                          May 5, 2004
----------------------
Suzanne M. Hopgood

*                               Director                          May 5, 2004
----------------------
Gerald M. Czarnecki

*                               Director                          May 5, 2004
----------------------
Wallace Barnes

                                      II-6

       Signature                     Title                           Date
       ---------                     -----                           ----

*                              Director                           May 5, 2004
----------------------
Edgar J. Smith, Jr.

*                              Director                           May 5, 2004
----------------------
James R. Henderson

*                              Director                           May 5, 2004
----------------------
Michael J. Cheshire

*                              Director                           May 5, 2004
----------------------
David W. Wright

*By:  /s/ Thomas V. Gilboy
      --------------------
      Thomas V. Gilboy
      Attorney-in-fact

                                      II-7